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                         SCIENTIFIC GAMES HOLDINGS CORP.             EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)






                                                                      Three-month period          Nine-month period
                                                                      ended September 30,         ended September 30,
                                                                      1998          1997           1998         1997
                                                                     -------      --------       -------      -------
Net income ....................................................      $ 5,282      $  5,030       $13,912      $ 3,864

ADD:  In-process technology and pull-tab
   business write-offs (credit), net of tax ...................            0          (374)            0       12,128
                                                                     -------      --------       -------      -------

Net income excluding write-offs ...............................        5,282         4,656        13,912       15,992
                                                                     =======      ========       =======      =======

Average common shares outstanding - basic .....................       12,216        11,909        12,174       12,072

Dilutive effect of stock options and non-vested restricted
stock awards ..................................................          149           378           212          410

Average common shares outstanding - diluted ...................       12,365        12,287        12,386       12,482
                                                                     =======      ========       =======      =======

Basic net income per common share .............................      $  0.43      $   0.42       $  1.14      $  0.32
                                                                     =======      ========       =======      =======
Diluted net income per common share ...........................      $  0.43      $   0.41       $  1.12      $  0.31
                                                                     =======      ========       =======      =======

Pro forma net  income per common  share,  excluding  write-offs
(credit) - basic ..............................................      $  0.43      $   0.39       $  1.14      $  1.32
                                                                     =======      ========       =======      =======
Pro forma net  income per common  share,  excluding  write-offs
(credit) - diluted ............................................      $  0.43      $   0.38       $  1.12      $  1.28
                                                                     =======      ========       =======      =======
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